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EXHIBIT 99.1

Indicative summary of key terms for an additional tranche (Facility E) to the Facility D Agreement

1. Borrowers:	UPC Distribution Holding B.V. (UPC Distribution).
2. Guarantors:
The Borrower's obligations will be guaranteed by the Original Guarantors and any Additional Guarantors (whether existing or future) under the €1.072bn secured credit agreement with, among others, UPC Distribution Holding B.V. as borrower and TD Bank Europe Limited as Facility Agent (the Facility D Agreement).
3. Borrowing Group:	UPC Distribution and all subsidiaries of UPC Distribution (other than Unrestricted Subsidiaries (as defined in the Facility D Agreement)).
4. Lenders:	Funds and financial institutions (provided that such funds and financial institutions are Professional Market Parties in accordance with Dutch law).
5. Majority Lenders:	Lenders who together account for 66.67% of outstanding commitments/participations in the Facility D Agreement (including under any Additional Facilities).
6. Purpose:	Only to:
(a) permanently prepay and cancel part of Facility B under the existing €3.5 billion secured facility agreement (the Existing Facility Agreement);
(b)
repay part of Facility A under the Existing Facility Agreement (where (i) an amount equal to such amounts applied in repayment of Facility A may subsequently be redrawn to make Permitted Acquisitions at any time in the future; or (ii) such amount has already been applied to make such Permitted Acquisitions);
(c)
repay the $101 million (equivalent to €88 million at the current $/€ exchange rate) UPC Polska note issued in connection with the UPC Polska Restructuring (plus any interest owing on the note and all reasonable administrative costs incurred directly in relation to the repayment of such note);
(d) to finance other Additional Permitted Acquisitions; and
(e) permanently prepay and cancel any other Additional Facilities provided that Facilities B, C and D have been permanently prepaid and cancelled in full.
7. Facility:	A single draw senior secured term loan facility of at least €750 million.
8. Availability:	Available for drawing on closing subject to satisfaction that the proceeds will only be used in accordance with the purpose clause.
9. Margin:	3.00 per cent. per annum if the ratio of Senior Debt: Annualised EBITDA is 3.5:1 or more.
2.75 per cent. per annum if the ratio of Senior Debt: Annualised EBITDA is less than 3.5:1.
10. Interest:	The rate of interest (as set out in more detail in the Facility D Agreement) for each interest period will be the aggregate of:
(i) EURIBOR (for 1, 2, 3 or 6 months, at the Borrower's option, or such other periods as agreed with all the Lenders); (ii) the Margin; and

(iii)
Reserve Asset Costs (including LMA standard Mandatory Costs). Interest will be payable on the last day of each interest period or on the maturity date for a loan (as applicable) and in any event not less than every six months.
The loan will have successive interest periods.
Default interest for unpaid amounts shall be 2 per cent. above the rate that would otherwise have been payable on such amounts.
11. Repayment:	The term loan must be repaid on 1 July 2009.
12. Voluntary and Mandatory Prepayment:	As per the Facility D Agreement (as amended).
13. Security:	As an Additional Facility to the Facility D Agreement, lenders under Facility E will benefit from the same security package as the other lenders under the Facility D Agreement on a pari-passu basis.
14. Conditions Precedent:	Usual for financings of this kind and to include:
(a) signed accession agreements from each lender in Facility E;
(b) signed Verification Letters from each lender in Facility E that has not already provided UPC Distribution with a Verification Letter;
(c) relevant corporate authorisations and specimen signatures from UPC Distribution;
(d)
evidence that the amendments to the Facility D Agreement and the Existing Facility Agreement have been agreed and that the only outstanding conditions to their effectiveness are the accession agreements for Facility E; and
(e) repetition of Repeating Representations and warranties under the Facility D Agreement.
15. Representations and Warranties:	As per the Facility D Agreement.
16. Non-Financial Undertakings:	As per the Facility D Agreement.
17. Financial Covenants:	As per the Facility D Agreement (as amended to reflect the revised capital structure and business plan with covenant levels being set at a variance of 15-20% to projections).
18. Events of Default:	As per the Facility D Agreement.
19. Tax:
All payments to be made free and clear of any taxes, deductions or withholdings whatsoever. Borrower to gross-up if necessary and Lenders to reimburse any tax credit received as a result (as set out in more detail in the Facility D Agreement).
Stamp taxes and VAT payable in connection with the Finance Documents are for the account of UPC Distribution.

20. Transferability:	As per the Facility D Agreement.
21. Expenses:
All reasonable legal and other expenses incurred by the Facility Agent in connection with the negotiation, preparation, printing, execution, syndication, enforcement and any amendment of the Finance Documents will be for UPC Distribution's account, whether or not the accession agreements are signed.
22. Law:	Finance Documents governed by English Law (or the appropriate local law in the case of security documents).
23. Miscellaneous:	Finance Documents contain service of process and submission to English jurisdiction clauses.
24. Documentation:
Facility E will be documented by an accession agreement substantially in the form of schedule 5 part 4 of the Facility D Agreement under which each of the lenders accedes to the Facility D Agreement and the related security deed.

        Forward Looking Statements:    UPC Distribution's plans with respect to refinancing its senior bank facility, Facility E and the intended effects of such refinancing and/or Facility E, if any, such as a reduction of interest rates, elimination or loosening of covenants and potential acquisitions, are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include general financial conditions and interest rates in the lending market, UPC Distribution's success in negotiating with its existing and other lenders and the lenders' perceptions of UPC Distribution's business. The actual terms of the refinancing and/or Facility E, if any, may differ substantially from the proposed terms described herein. These forward-looking statements speak only as of the date of this release. UPC Distribution expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in UPC Distribution's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

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Indicative summary of key terms for an additional tranche (Facility E) to the Facility D Agreement